Exhibit 99.1

Barnes & Noble Reports 2007 Year-End Sales

Free Cash Flow of $190 Million

Updates 2007 Guidance

Issues 2008 Outlook

NEW YORK--(BUSINESS WIRE)--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales for the fourth quarter and the full year ended February 2, 2008.

Barnes & Noble store sales were $1,511 million for the quarter and $4,648 million for the full year. Excluding the impact of the extra week during fiscal 2006, Barnes & Noble store sales increased 2.8% for the quarter and 4.3% for the full year as compared to the same periods in fiscal 2006. Comparable store sales decreased 0.5% for the quarter and increased 1.8% for the year.

Barnes & Noble.com sales were $177 million for the quarter and $477 million for the full year. Excluding the impact of the extra week during fiscal 2006, Barnes & Noble.com comparable sales increased 13.1% for the quarter and 13.4% for the full year as compared to the same periods in fiscal 2006.

Consolidated sales were $1,846 million for the fourth quarter and $5,411 million for the full year.

2007 GUIDANCE

The company is updating its fourth quarter and fiscal year 2007 guidance to $1.76 to $1.82 and $1.99 to $2.05, respectively, primarily due to two non-operating benefits received in January 2008. These benefits, comprised of property insurance and litigation settlements, totaled $6.3 million on an after-tax basis ($0.10 per share for the fourth quarter and $0.09 per share for the full year). Excluding these non-operating items, fourth quarter and fiscal year 2007 earnings per share are expected to be in the middle of the previously issued guidance range of $1.57 to $1.76 and $1.81 to $1.99, respectively. The company expects to announce final 2007 results on March 20, 2008.

The company’s free cash flow (earnings before interest, taxes, depreciation and amortization, less capital expenditures, interest and taxes, and any change in working capital) is forecast to be higher than guidance. Free cash flow in 2007 is approximately $190 million, higher than the previous guidance of $150 million.

The company repurchased 6.9 million shares in 2007 for $248.3 million under its share repurchase plan, of which approximately $200 million remains available under the existing authorization. The company’s year-end cash balance is approximately $360 million and there are no outstanding borrowings under its credit facility.

2008 OUTLOOK

The company believes that recessionary pressures in this uncertain economic environment will make 2008 an especially challenging retail year. The company’s post-holiday sales trends have continued into the first quarter of 2008 and the bookselling environment remains very competitive. In 2008 the company will face difficult sales comparisons against last year's record-setting sales of J.K. Rowling's Harry Potter and the Deathly Hallows and improved hardcover sales, notably Rhonda Byrne’s The Secret, which was the best selling non-fiction book and DVD in the company's history. As a result, the company currently expects comparable store sales to be slightly positive for the full year.

Given this environment, the company is focusing its efforts on managing its expenses and working capital with a realistic view of market conditions, as well as continuing to refine its marketing strategies and grow the Member program to maximize top line growth profitably. Based on this outlook, the company expects full year earnings per share to range from $1.70 to $1.90, approximately flat with 2007 on an operating basis. Non-operating items in 2007 results include the two settlements, previously noted, as well as the $8.0 million tax benefit recorded in the company's second quarter.

The company believes that its strong balance sheet and free cash flow will provide the flexibility to compete effectively in 2008 as well as continue to return value to shareholders through its share repurchase and dividend programs. The company also believes that it is well positioned to take advantage of any upside to its sales forecast should economic conditions or the retail business environment become more positive.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 798 bookstores in 50 states. For the fourth year in a row, the company is the nation’s top bookseller brand, as determined by a brand’s overall strength based on its combination of familiarity, quality and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

CONTACT:
Media
Barnes & Noble, Inc.
Mary Ellen Keating
Senior Vice President
Corporate Communications
212-633-3323
or
Investor
Barnes & Noble, Inc.
Joseph J. Lombardi
Chief Financial Officer
212-633-3215